Exhibit 10.1

MEDBOX, INC.

DEBENTURE AMENDMENT AGREEMENT

March [13], 2015

Reference is made to the 10% Convertible Debentures due pursuant to that certain Securities Purchase Agreement dated July 21, 2014, as amended effective January 30, 2015 (each a “Debenture,” in the aggregate, the “Debentures”) issued by Medbox, Inc. (the “Company”) to Redwood Management, LLC (the “Holder”).

The Company and the Holder desire to modify the terms of the Debentures as set forth herein. Accordingly, the Company and the Holder hereby agree as follows:

1.	Definitions and Interpretation

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Debentures.

2.	Amendment of the Debentures

2.1	The parties hereby agree that, with immediate effect from the execution of this Debenture Amendment, each Debenture, which Debentures are scheduled on Schedule 1 to this Debenture Amendment Agreement, shall be amended as follows:

(a)	Section 4(b) of each Debenture is hereby modified by replacing the number “20” with the number “40” in such section so that as amended Section 4(b) provides:

Conversion Price. The conversion price in effect on any Conversion Date shall be equal to the lower of (a) $5.00, subject to adjustment herein (the “Fixed Conversion Price”), or (b) 51% of the lowest VWAP for the 40 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Conversion Date (the resulting pricing being referred to herein as the “Conversion Price”). All such determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(b)	Section 6(a)(xvii) of each Debenture is hereby modified by replacing the date “March 31, 2015,” with the date “April 30, 2015.”

3.	Other Acknowledgements

The Parties agree and acknowledge that the Fixed Conversion Price of all Debentures pursuant to Section 4(b)(a) is $1.83 as a result of Dilutive Issuances under Section 5(b) of the Debentures. Further the Parties agree that this Section 3 shall constitute a Dilutive Issuance Notice under the Debentures.

4.	Counterparts and delivery

This Debenture Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Debenture Amendment to be signed by their duly authorized officers.

MEDBOX, INC.

By:
	Name:	Guy M Marsala
	Title:	CEO

REDWOOD MANAGEMENT, LLC

By:
	Name:	Gary Rogers
	Title:	Manager